                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              --------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               CEPTOR CORPORATION
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             (Exact Name of Registrant as Specified in Its Charter)

           Delaware                                     11-2897392
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(State of Incorporation or Organization)    (I.R.S. Employer Identification no.)

200 International Circle
Suite 5100
Hunt Valley, Maryland                                   21030
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(Address of Principal Executive Offices)              (Zip Code)

If this form relates to the registration         If this form relates to the
of securities pursuant to Section 12(b) of       registration of a class of
the Exchange Act and is effective pursuant       securities pursuant to Section
to general Instruction  A.(c), please check      12(g) of the Exchange Act and is
the following box. / /                           effective pursuant to General
                                                 Instruction A.(d), please check
                                                 the following box. /X/

Securities  Act  registration  statement file number to
which this form relates:                                        N/A
                                                           -------------
                                                          (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of Each Class                    Name of Each Exchange on Which
         to be so Registered                    Each Class is to be Registered
------------------------------------------      --------------------------------

                None                                         None

Securities to be registered pursuant to Section 12(g) of the Act:

                   Common Stock, par value $0.0001 per share
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                                (Title of Class)

                                       N/A
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                                (Title of Class)

ITEM 1.     DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.
            -------------------------------------------------------

COMMON STOCK

     This registration  statement relates to the Common Stock, par value $0.0001 per share (the "Common Stock"),  of CepTor Corporation (the  "Registrant").  The
holders of Common  Stock are  entitled to one vote per share.  Holders of Common
Stock are not  entitled  to  cumulative  voting.  Holders  of  Common  Stock are entitled to receive  ratably such  dividends,  if any, as may be declared by the
Board of Directors out of legally available funds. Upon liquidation, dissolution or winding-up,  the holders of Common Stock are entitled to share ratably in all assets  which are  legally  available  for  distribution,  after  payment  of or provision for all liabilities and the liquidation  preference of any outstanding preferred stock.  The holders of Common Stock have no preemptive,  subscription, redemption or  conversion  rights.  The rights,  preferences  and  privileges of holders of Common  Stock are subject to, and may be  adversely  affected by, the rights of the holders of any series of preferred stock,  which may be designated solely by action of the Board of Directors  and are either  currently  issued or may be issued in the future.

ANTI-TAKEOVER EFFECT OF DELAWARE LAW, CERTAIN BY-LAW PROVISIONS

     The  Registrant's  by-laws are intended to  strengthen  the position of its
Board of  Directors  in the event of a hostile  takeover  attempt,  and in other similar circumstances. These by-law provisions have the following effects:

     o    they provide that only business  brought  before an annual  meeting by the Board or by a  stockholder  who complies with the  procedures  set forth  in the  by-laws  may be  transacted  at an  annual  meeting  of stockholders; and

     o    they provide for advance notice of certain stockholder  actions,  such as the nomination of directors and stockholder proposals.

     The  Registrant  is also  subject to the  provisions  of Section 203 of the
Delaware  General   Corporation  Law.  In  general,   Section  203  prohibits  a
publicly-held  Delaware  corporation  from engaging in a "business  combination"
with an "interested  stockholder"  for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section
203,  a  "business   combination"  includes  a  merger,  asset  sale,  or  other transaction, resulting in a financial benefit to the interested stockholder, and an  "interested  stockholder"  is a person who,  together  with  affiliates  and associates,  owns,  or within  three years  prior,  did own,  15% or more of the voting stock.

                                      -2-

ITEM 2.     EXHIBITS.

Exhibit No.     Description
-----------     -----------

    1.          Amended and Restated Certificate of Incorporation*

    2.          Certificate of Correction**

    3.          By laws***

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*    Incorporated by reference to Exhibit 3.1 to Registrant's  Current Report on
Form 8-K filed January 31, 2005 (the "Form 8-K").

**   Incorporated  by  reference  to Exhibit 3.1 to  Registrant's  Amendment  to
Current Report on Form 8-K/A filed February 11, 2005.

***  Incorporated by reference to Exhibit 3.2 to Form 8-K.

                                      -3-

                                    SIGNATURE

            Pursuant  to  the  requirements  of  Section  12 of  the  Securities
Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: December 30, 2005                 CEPTOR CORPORATION

                                         By: /s/ William H. Pursley
                                             -----------------------------------
                                             Name:  William H. Pursley
                                             Title: Chairman and Chief Executive Officer

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